EXHIBIT 21

RUDDICK CORPORATION

Affiliated Companies
As of November 20, 2009

Listed below are the domestic subsidiaries of Ruddick Corporation, (the “Registrant”) all of which are wholly owned and are owned directly by the Registrant, unless otherwise indicated.

Subsidiary	State of Incorporation
American & Efird, Inc. (3)	North Carolina
American & Efird Enterprises, Inc. (1)	North Carolina
Harris Teeter, Inc. (3)	North Carolina
Harris Teeter Properties, LLC (2)	North Carolina
Harris-Teeter Services, Inc. (2)	North Carolina
HTTAH, LLC (2)	North Carolina
HTP Relo, LLC (2)	North Carolina
Ruddick of Delaware, Inc.	Delaware
Ruddick Operating Company	Delaware
Ruddco Management, Inc. (3)	North Carolina
RDK Investments Company (3)	North Carolina
____________________

(1)	Owned by American & Efird, Inc.
(2)	Owned by Harris Teeter, Inc.
(3)	Owned by Ruddick Operating Company

In the normal course of business, RDK Investments Company and Harris Teeter Properties LLC from time to time makes investments in corporations and partnerships that may result in ownership of capital stock or other interests as an investment.

Listed below are the foreign subsidiaries of the Registrant, all of which are wholly owned, directly or indirectly, by American & Efird, Inc., unless otherwise indicated. Pursuant to the rules of the Securities and Exchange Commission, certain entities that are not deemed to be significant subsidiaries, individually or in the aggregate, have been excluded from the list below.

Subsidiary	Jurisdiction of Incorporation
American & Efird (H.K.) Limited (1)	Hong Kong
Dongguan Dongmei Thread Mfg. Co. Ltd.	China
American & Efird (G.B.) Limited	England
American & Efird Canada Incorporated	Canada
American & Efird International B.V.	Netherlands
A&E Netherlands B.V.	Netherlands
American & Efird Italia S.p.A.	Italy
Hilos A&E de Costa Rica, S.A.	Costa Rica
Distribuidora A&E de Costa Rica, S.A.	Costa Rica
Exportadora A&E de Costa Rica, S.A.	Costa Rica
Hilos A&E de El Salvador, S.A. de C.V. (1)	El Salvador
Hilos American & Efird de Honduras, S.A. de C.V. (1)	Honduras
American & Efird de Mexico, S.A. de C.V (1)	Mexico
Hilos American & Efird de Mexico, S.A. de C.V. (1)	Mexico
Servicios American & Efird de Mexico, S.A. de C.V. (1)	Mexico
American & Efird Mills (S) Pte. Ltd.	Singapore
American & Efird (Malaysia) SDN. BHD.	Malaysia
American & Efird (Polska) Sp. z o.o. (1)	Poland
Hengmei Spinning Company, Ltd. - Joint venture, 80% owned	China
Hilos A&E Dominicana, Ltd. - Joint venture, 51% owned	Cayman Islands
American and Efird Lanka (Private) Limited - Joint venture, 33 1/3% owned	Sri Lanka
American & Efird (Bangladesh) Ltd. – Joint venture, 33 1/3% owned	Bangladesh
American & Efird (South Africa) (Proprietary) Ltd.	South Africa
Bieze Stork B.V.	Netherlands
Huamei Thread Company Limited – Joint venture, 50% owned	China
Hilos A&E de Colombia S.A. (1)	Colombia
A&E Iplik Sanayi ve Ticaret Anonim Sirketi (1)	Turkey
Jimei Spinning Company Limited – Joint venture, 80% owned	China
Linhas Bonfio S.A. – Joint venture, 43% owned (1)	Brazil
TSP Tovarna Sukancev in Trakov d.d.	Slovenia
Vardhman Yarns and Threads Limited – Joint venture, 49% owned	India

(1)	Single shares (or shares representing 2% or less of such entities) are owned by persons designated by American & Efird, Inc. in order to comply with local law.